Exhibit 99.3

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FOR IMMEDIATE RELEASE

              COX RADIO  COMPLETES  ATLANTA  AND  HOUSTON  ACQUISITIONS  Retains
               Intellectual Property of Leading Atlanta Station, WALR-FM
                 Fills in Houston Cluster with Fourth FM Station

         ATLANTA, September 5, 2000 - Cox Radio, Inc. (NYSE: CXR) announced today that it has completed its previously announced acquisition of the capital stock of Midwestern Broadcasting Company, Inc. which owns WALR-FM serving the Atlanta market for $280 million. In a related transaction, Cox Radio also announced that it has completed its asset exchange agreement with Salem Communications Corporation (Nasdaq: SALM) to exchange the license and transmitting facilities of WALR-FM serving Atlanta, as well as the license and transmitting facilities of radio stations KLUP-AM serving San Antonio and WSUN-AM serving Tampa for the license and transmitting facilities of radio station KKHT-FM serving Houston. Cox Radio retained the intellectual property of WALR-FM and is broadcasting this programming on its WJZF-FM signal in Atlanta. WALR-FM is Atlanta's fourth ranked radio station Adults 25-54.

         With the addition of KKHT-FM, Cox Radio owns and operates 4 FM stations serving the Houston market, the nation's 8th largest radio revenue market. Cox Radio owns, operates or provides sales and marketing services for 81 stations (64 FM and 17 AM) clustered in 17 markets including major markets such as Atlanta, Houston, Miami, Tampa, Orlando and San Antonio.

         Cox Radio is the fourth largest radio company in the United States based on net revenues. Cox Radio's shares of Class A Common Stock are traded on the New York Stock Exchange under the symbol "CXR."

Analysts and Investors                   Analysts, Investors, Press or Media
Neil Johnston                                     John Buckley
Chief Financial Officer                  Brainerd Communicators, Inc.
Cox Radio, Inc.                          212-986-6667
404-843-7882

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any expressions that indicate future events and identify trends are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those Cox Radio anticipates. Factors that could have a material and adverse impact on Cox Radio's business are identified in the discussion of risk factors relating to Cox Radio's business and operations in the Company's most recent Form 10K. Cox Radio undertakes no obligation to release publicly the results of any revisions to forward-looking statements made in this press release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.